Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-35245, 333-55838, 333-116528 and 333-137273) of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), relating to the 1997 Incentive Plan of the Company, and the Registration Statements on Form S-3 (Registration Nos. 333-142345 and 333-142346) of the Company (collectively, and the “Registration Statements”), of the information contained in our reserve report that is summarized as in our summary letter dated February 8, 2008, relating to the oil and gas reserves and revenue, as of December 31, 2007, of certain interests of the Company, provided however, that we were necessarily unable to verify the estimates from our Report since these estimates were combined with those of other firms for other properties and reported in total.
We hereby consent to all references to such reports, letters and/or to this firm in each of the Registration Statements and each Prospectus to which any such Registration Statement relates, and further consent to our being named as an expert in each of the Registration Statements and each Prospectus to which any such Registration Statement relates.

LAROCHE PETROLEUM CONSULTANTS, LTD.
By:	/s/ William M. Kazmann
	Name:	William M. Kazmann
	Title:	Senior Partner

February 26, 2008